Exhibit 99.1

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 297-1000

GRAMERCY CAPITAL CORP. REPORTS

FFO PER SHARE OF $0.53 AND NET INCOME PER SHARE OF $0.44

FOR THE THIRD QUARTER 2005

Third Quarter Highlights

•                  Increased FFO to $10.4 million from $8.7 million, or to $0.53 from $0.46 per share, over the previous quarter.

•                  Increased net income available to shareholders to $8.6 million from $7.5 million, or to $0.44 from $0.40 per share, over the previous quarter.

•                  Recognized $3.2 million in gains from the sale of fixed-rate first mortgage loans.

•                  Generated total revenues of $26.6 million, a 42% increase over the previous quarter.

•                  Originated and closed 10 separate debt investments, totaling approximately $323.7 million, net of fees and discounts.

•                  Closed on Gramercy’s second net lease investment, a $50.2 million purchase of the 100% fee interest in a Class A suburban office building leased to Phillips Holding USA Inc.

•                  Enhanced capital base and reduced cost of debt capital by closing Gramercy Real Estate CDO 2005-1, a $1.0 billion issuance of collateralized debt obligations which provides approximately $810 million of financing with a weighted average interest rate of three-month LIBOR plus 49 basis points, before fees and expenses.

•                  Expanded Gramercy’s equity base with overnight secondary offerings totaling 3.8 million common shares, which raised net proceeds of $98.1 million.

•                  Completed a second $50.0 million issuance of Trust Preferred Securities (“TPS”) bringing total TPS to $100.0 million. TPS issued during the third quarter have a 30-year term through October 2035, and bear interest at a fixed rate of 7.75% through the 10 years ending October 2015.

•                  Opened Gramercy’s first regional office in Los Angeles, California; the latest step in the steady build-out of Gramercy’s national lending and investment platform.

•                  Declared a third consecutive increase in the quarterly dividend, from $0.35 to $0.45 per common share, an increase of 29%.

Summary

NEW YORK, N.Y. – October 19, 2005 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $10.4 million, or $0.53 per share, and net income available to common shareholders of $8.6 million, or $0.44 per share, for the quarter ended September 30, 2005. The Company generated total revenues of $26.6 million during the third quarter and had total assets of $1.4 billion, total liabilities of $981.0 million, and stockholders’ equity of $371.7 million on September 30, 2005.

Investment Activity

Gramercy originated 10 separate debt investments with an aggregate unpaid principal balance, net of unamortized fees and discounts, of $323.7 million, and one $50.2 million net lease investment during the third quarter of 2005. This represented an increase in loan production over the previous quarter of $82.4 million.

Aggregate carrying values, allocation by investment type and weighted average yields of the Company’s debt investments originated during the quarter ended September 30, 2005 were as follows:

	Debt Investments	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Whole Loans - floating rate	$181.5	56.1%	—	307 bps
Whole Loans - fixed rate	20.2	6.3%	6.25%	—
Subordinate Mortgage Interests - floating rate	82.0	25.3%	—	395 bps
Mezzanine Loans - fixed rate	40.0	12.3%	8.41%	—
Total / Average	$323.7	100%	7.68%	334 bps

Note:  Debt Investments are presented net of fees and discounts.

Since its initial public offering in August 2004, the Company has originated and closed 56 separate debt investments with commitment amounts totaling approximately $1.3 billion. As of September 30, 2005, debt investments had a carrying value of $936.4 million after scheduled principal payments, prepayments, loan sales, unamortized fees and discounts, and unfunded commitments of $59.0 million. Included in this amount are two loans held as available for sale totaling $46.8 million on September 30, 2005.

Aggregate carrying values, allocation by investment type and weighted average yields of the Company’s debt investments as of September 30, 2005 were as follows:

	Debt Investments	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Whole Loans - floating rate	$397.4	42.4%	—	309 bps
Whole Loans - fixed rate	65.8	7.0%	8.12%	—
Subordinate Mortgage Interests - floating rate	298.0	31.8%	—	575 bps
Subordinate Mortgage Interests - fixed rate	36.6	3.9%	9.23%	—
Mezzanine Loans - floating rate	72.5	7.8%	—	908 bps
Mezzanine Loans - fixed rate	43.3	4.6%	8.88%	—
Preferred Equity	11.8	1.3%	—	900 bps
CMBS	11.0	1.2%	13.49%	—
Total / Average	$936.4	100%	8.97%	475 bps

Note:  Debt Investments are presented after scheduled amortization payments and prepayments, and are net of fees, discounts, asset sales and unfunded commitments.

The Company’s debt investment allocation remained consistent with the previous quarter, with the majority of capital invested in whole loans and subordinate mortgage interests. Asset yields for fixed rate and floating rate investments during the third quarter were 9.0% and 30-day LIBOR plus 475 basis points, respectively, compared to 9.4% and 30-day LIBOR plus 522 basis points, respectively, in the previous quarter. At September 30, 2005, the weighted average first-dollar and last-dollar loan-to-value ratios for the Company’s debt investments were 32% and 75%, respectively, and the weighted average remaining initial term of the Company’s investments remained unchanged at approximately 2.3 years.

Gramercy acquired its second net lease investment when it purchased 200 Franklin Square Drive in Somerset County, New Jersey during September 2005. This 200,000 square foot, Class A suburban office property was acquired for $50.2 million, was financed using a non-recourse, $41.0 million, 10-year fixed-rate first mortgage loan, and is net leased through December 2021 to Philips Holding USA Inc.

Gramercy opened its first regional office located in Los Angeles, California during July 2005 to enhance the Company’s ability to directly originate and service investments in the western United States. Establishing a presence in Los Angeles represents another step in the steady build-out of Gramercy’s national lending and investment platform.

Operating Results

Debt investments generated investment income of $21.1 million for the third quarter and $47.0 million for the nine months ended September 30, 2005. Other income of $5.2 million increased $2.1 million, or 70%, due primarily to interest income earned on restricted cash balances associated with the collateralized debt obligation (“CDO”). Trading gains, which are included in other income, remained consistent with the previous quarter at $3.2 million.

Interest expense of $11.3 million for the quarter ended September 30, 2005 reflects interest expense on $100.0 million of TPS, $810.5 million of investment-grade notes issued by the Gramercy Real Estate CDO 2005-1 and held by unaffiliated third-party fixed income investors, and on borrowings under the secured warehouse lines of credit.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital was 30-day LIBOR plus 108 basis points on September 30, 2005, down from 201 basis points on June 30, 2005 and 207 basis points on March 31, 2005. Three consecutive quarters of reduced borrowing costs and extended final maturities of its liabilities reflects management’s success in continually accessing a variety of efficient capital sources and securing the most cost-efficient sources of long-term capital.

The Company paid fees to affiliates of SL Green totaling $3.8 million during the third quarter and $8.3 million for the nine months ended September 30, 2005, all pursuant to existing management, outsourcing, servicing, collateral management and financial advisory arrangements. Included in these amounts is a $1.0 million incentive fee earned  as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold. Marketing, general and administrative expenses remained consistent with the previous two quarters at $1.5 million.

During the third quarter, a provision for taxes of $500,000 was recorded in connection with taxable gains generated from the sale of fixed rate mortgage loans, and a $430,000 provision for loan losses was recorded to cover possible credit losses. At September 30, 2005, the total provision for loan losses totaled approximately $955,000.

Equity in net loss of unconsolidated joint ventures was approximately $510,000 during the third quarter, and represents Gramercy’s pro rata share of net losses from its net lease investment in the South Building at One Madison Avenue. Taking into account Gramercy’s share of non-cash depreciation expense in this joint venture of $1.8 million, $1.3 million was contributed to FFO during the third quarter.

Liquidity and Funding

Gramercy had substantial liquidity at September 30, 2005. Cash and cash equivalents totaled $25.3 million, and restricted cash, comprised primarily of cash held by the trustee of Gramercy’s CDO, totaled $253.8 million. The primary components of the Company’s liquidity at quarter-end included:

•                  Secured credit facilities with Wachovia Securities LLC and Goldman Sachs Mortgage Company, which combined, afforded Gramercy with commitments of $725.0 million; and

•                  Gramercy’s Real Estate CDO 2005-1, which had liquidity of approximately $250.7 million to fund new loan originations.

On September 14, 2005, Gramercy completed a secondary offering aggregating 2.875 million shares of common stock in an overnight transaction, which included a 15% over-allotment option exercised by the underwriter. Gross proceeds were $73.6 million. In a separate but simultaneous offering, SL Green Realty Corp. purchased 958,333 shares of common stock directly from Gramercy to maintain substantially the same ownership percentage interest in Gramercy. Gross proceeds from SL Green’s purchase totaled $24.7 million. Both offerings were made pursuant to a prospectus supplement to the prospectus filed pursuant to Gramercy’s universal shelf registration statement.

On July 14, 2005, the Company closed Gramercy Real Estate CDO 2005-1, a $1.0 billion commercial real estate CDO. The CDO trust issued $810.5 million of investment-grade notes, all of which were purchased by unaffiliated third-parties, in addition to $84.5 million of non-investment grade notes and $105.0 million of preferred shares, all of which were retained by Gramercy. The expected maturity of the CDO trust is approximately 7.9 years. At July 14, 2005, Gramercy contributed $809.3 million of loan assets to the CDO trust. As of September 30, 2005 and October 19, 2005, respectively, a total of $763.3 million and $865.1 million of loan assets (measured by unpaid principal balance, net of unamortized fees and discounts) were owned by the CDO trust.

Also during the third quarter, Gramercy issued an additional $50.0 million of Trust Preferred Securities through a majority-owned subsidiary, Gramercy Capital Trust II, which bear interest at a fixed rate of 7.75% for the first 10 years ending October 2015. Thereafter, the rate will float at three-month LIBOR plus 3.00%, unless the Company elects to swap into a fixed rate of interest. The securities are redeemable at par beginning in October 2010. Gramercy now has a total of $100.0 million of TPS outstanding, which are reflected on the balance sheet at September 30, 2005 as Junior Subordinated Deferrable Interest Debentures.

Loan prepayments in full, partial prepayments, and scheduled amortization payments totaled $117.4 million during the third quarter.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.45 per common share for the quarter ended September 30, 2005. This represented a $0.10, or 29%, increase from last quarter’s dividend of $0.35 and represents the third consecutive dividend increase since the Company’s initial public offering in July 2004. The dividend was paid on October 14, 2005 to shareholders of record at the close of business on September 30, 2005. During 2004, the Board of Directors adopted a dividend policy under which it generally intends to distribute to its shareholders approximately 100% of the Company’s taxable income.

Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy Capital Corp. is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, October 20, 2005 at 2:00 p.m. ET to discuss third quarter 2005 financial results. The conference call may be accessed by dialing 800-240-4186 (Domestic) or 303-262-2050 (International). No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.gramercycapitalcorp.com. A replay of the call will be available through Thursday, October 27, 2005 by dialing 800-405-2236 Domestic or 303-590-3000 International, using pass code 11033860.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 10 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statement of Income

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended September 30, 2005	For the Three Months Ended September 30, 2004	For the Nine Months Ended September 30, 2005	For the Period April 12, 2004 (formation) through September 30, 2004
Revenues
Investment income	$21,060	$1,227	$46,999	$1,227
Rental revenue, net	314	—	314	—
Other income	5,218	245	8,727	245
Total revenues	26,592	1,472	56,040	1,472

Expenses
Interest expense	11,250	63	20,316	63
Management fees	2,726	786	6,264	786
Incentive fee	1,038	—	1,038	—
Depreciation and amortization	105	5	232	5
Marketing, general and administrative	1,456	332	4,722	332
Provision for loan loss	430	—	955	—
Total expenses	17,005	1,186	33,527	1,186
Income from continuing operations before equity in net loss of unconsolidated joint ventures and taxes	9,587	286	22,513	286
Equity in net loss of unconsolidated joint venture	(510)	—	(914)	—
Income from continuing operations before provision for taxes and GKK formation costs	9,077	286	21,599	286
Provision for taxes	(500)	—	(1,000)	—
GKK formation costs	—	(275)	—	(275)
Net income available to common stockholders	$8,577	$11	$20,599	$11

Basic earnings per share:
Net income available to common stockholders	$0.44	$0.00	$1.08	$0.00
Diluted earnings per share:
Net income available to common stockholders	$0.41	$0.00	$1.05	$0.00
Dividends per common share	$0.45	$0.00	$1.02	$0.00
Basic weighted average common shares outstanding	19,603	13,313	19,093	13,313
Diluted weighted average common shares and common share equivalents outstanding	20,788	13,321	19,618	13,321

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets:
Cash and cash equivalents	$25,311	$39,094
Restricted cash	253,797	1,901
Loans and other lending investments, net	878,652	395,717
Commercial mortgage backed securities, net	10,999	10,898
Investment in unconsolidated joint venture	56,930	—
Loans held for sale, net	46,750	—
Operating real estate, net	51,259	—
Stock subscriptions receivable	—	60,445
Accrued interest	6,347	2,921
Deferred financing costs	17,880	2,044
Deferred costs	948	189
Derivative instruments, at fair value	2,417	249
Other assets	1,374	589
Total assets	$1,352,664	$514,047

Liabilities and Stockholders’ Equity:
Credit facilities	$—	$238,885
Collateralized debt obligation	810,500	—
Mortgage note payable	41,000	—
Management fees payable	1,554	416
Incentive fee payable	1,038	—
Dividends payable	10,159	1,951
Accounts payable and accrued expenses	11,948	1,935
Other liabilities	4,779	1,901
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	100,000	—
Total liabilities	980,978	245,088

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 22,794,309 and 18,812,500 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	23	19
Additional paid-in-capital	368,975	268,558
Accumulated other comprehensive income	2,732	282
Retained earnings	(44)	100
Total stockholders’ equity	371,686	268,959
Total liabilities and stockholders’ equity	$1,352,664	$514,047

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended September 30, 2005	For the Three Months Ended September 30, 2004	For the Nine Months Ended September 30, 2005	For the Period April 12, 2004 (formation) through September 30, 2004

Net income available to common stockholders	$8,577	$11	$20,599	$11
Add:
Depreciation and amortization	1,012	46	1,966	46
FFO adjustment for unconsolidated joint venture	1,784	—	2,984	—
Less:
Non real estate depreciation and amortization	926	46	1,880	46
Funds from operations	$10,447	$11	$23,669	$11

Funds from operations per share - basic	$0.53	$0.00	$1.24	$0.00
Funds from operations per share - diluted	$0.50	$0.00	$1.21	$0.00